Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-76526, 33-80454, 33-88302, 333-2818, 333-07457, 333-62517, 333-62983, 333-64139, 333-68161, 333-49004, 333-61412, 333-76826, 333-150011) of Rural/Metro Corporation of our report dated September 8, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change to reporting segments discussed in Notes 1 and 19 as to which the date is June 20, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

June 20, 2011